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                                 Exhibit 10(v)

                       THE GUARANTEE LIFE COMPANIES INC.

                                EQUALIZER PLAN
              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1998)


                                   ARTICLE I
                             THE PLAN AND PURPOSE
                             --------------------

     1.1 The Plan. The Guarantee Life Companies Inc. (the "Company") hereby amends and restates its Equalizer Plan (the "Plan"), effective January 1, 1998.

     1.2 Purpose. Prior to January 1, 1989, the Company maintained a defined benefit pension plan ("Retirement Plan") with an offset benefit formula for all eligible employees. This offset formula provided a monthly Normal Retirement Benefit of 55% of the Participant's Average Monthly Compensation, less 50% of the Participant's Primary Social Security Retirement Benefit. If the Participant has less than 20 years of service at Normal Retirement Age 65, the benefit is multiplied by the ratio of the number of complete years of service over 20.

     Effective January 1, 1989, the Company amended the Retirement Plan and replaced the offset formula with a unit benefit formula. The features of this Retirement Plan are contained in the plan documents known as the Retirement Plan for the Home Office Employees of Guarantee Mutual Life Company. The Plan was further amended effective January 1, 1998, with incorporating a cash balance benefit formula. The current plan provides that until December 31, 2007, a Participant will receive from the plan the greater of the cash balance benefit or the unit benefit. After December 31, 2007, only the cash balance benefit will be paid.

     It is the objective of the Company to assure that certain key employees will receive as deferred compensation the amount they would have received had the formulas not changed.

                                  ARTICLE II
                                 PARTICIPATION
                                 -------------

     2.1 Participation. This Plan shall cover only the employees listed on Exhibit A.

                                  ARTICLE III
                                   BENEFITS
                                   --------

     3.1 Benefit Amount. Each Participant hereunder who retires from the service of the Company on or after age 65 shall receive a benefit equal to the excess of (a) over (b), where

          (a) equals the benefits the Participant would have received had the Retirement Plan offset benefit formula remained in effect, and
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          (b) equals the benefits the Participant actually shall receive from the Retirement Plan.

     3.2 Benefit Computation. The benefits set forth in (a) and (b) above shall be determined by the Company and shall be based upon factors necessary to equalize the benefit for the affected Participant.

     In determining the benefits payable under this Plan, the Company may employ any actuary, legal counsel, accountant, or any other person for the purpose of carrying out the intent of this Plan.

     3.3 Term of Payment. All benefits under this Plan shall be payable in a lump sum.

                                  ARTICLE IV
                                    FUNDING
                                    -------

     4.1 Funding. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participants under this Plan shall be no more than general unsecured creditors of the Company with regard to the benefits payable hereunder. Assets of the Company, including, but not limited to, insurance policies, annuity contracts, or the proceeds therefrom, shall not be held under any trust, except a Grantor Trust, for the benefit of Participants or their beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets and policies shall be, and remain, the general, unpledged and unrestricted assets of the Company.

                                   ARTICLE V
                                 MISCELLANEOUS
                                 -------------

     5.1 Nonalienation of Benefits. No benefit payable under this Plan shall be subject, at any time and in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's beneficiary.

     5.2 Administration. This Plan shall be administered by a Committee, appointed by the Board of Directors, in accordance with the intent and provisions of this Plan. The Committee shall interpret and implement this Plan to carry out the purposes set forth above.

     5.3 Amendment and Termination. The Company may amend and terminate this Plan, at any time, by action of its Board of Directors.

     5.4 Applicable Law. This Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Nebraska except to the extent Federal statutes supersede Nebraska law.

                                       2
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     IN WITNESS WHEREOF, this Company has amended and restated this Plan in
Omaha, Nebraska, to be effective the date and year first above written.

     Executed at Omaha, Nebraska, this 31st day of December, 1998.



                                   THE GUARANTEE LIFE COMPANIES INC.


                                   By  /s/ Mary G. Rahal
                                       ------------------

                                       3
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                                   EXHIBIT A


                         Plan Participants:

                         Ron Brown
                         Rich Cruise
                         Jeff VanOeveren